Exhibit 2.1

Execution Copy

AGREEMENT OF MERGER

DATED AS OF

DECEMBER 26, 2006

AMONG

CENVEO, INC.,

MOUSE ACQUISITION CORP.

AND

CADMUS COMMUNICATIONS CORPORATION

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)

-v-

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	8.15(a)
Affiliates	8.15(b)
Agreement	Preamble
Articles of Merger	1.3
Business Day	8.15(c)
Capitalization Date	3.2(a)
Certificates	2.2
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	2.7
Company	Preamble
Company Board Approval	3.7
Company Common Stock	Recitals
Company Contracts	8.15(d)
Company Disclosure Schedule	8.16(a)
Company Intellectual Property	3.13(a)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Shareholder Vote	3.3
Company Restricted Shares	1.9(a)
Company SEC Reports	3.5(a)
Company Shareholders Meeting	5.2(b)
Company Stock Options	1.9(b)
Company Stock Plans	8.15(e)
Company Voting Debt	3.2(a)
Confidentiality Agreement	5.12
Consent Solicitation	5.16(a)
Continuing Employees	5.15(a)
Contract	3.4(a)
Control	8.15(b)
D&O Insurance	5.6(a)
DBS	3.21
DOJ	5.4(c)
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	8.15(f)
Exchange Act	3.4(b)
Excluded Shares	1.8(a)
Foreign Benefit Plan	3.14(l)

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INDEX OF DEFINED TERMS

(Continued)

Defined Term	Section
FTC	5.4(c)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Hazardous Substance	8.15(g)
HSR Act	3.4(b)
Indemnified Persons	5.6(a)
Indenture	5.16(a)
Indenture Amendments	5.16(a)
Intellectual Property Rights	8.15(h)
knowledge	8.15(i)
Law	3.4(a)
Liens	3.2(b)
LTIP	1.9(a)
Major Customers	3.19
Major Suppliers	3.19
Material Adverse Effect on the Company	8.15(j)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
Multiemployer Plan	8.15(k)
Necessary Consents.	3.4(b)
Offer to Purchase	5.16(a)
Order	3.4(a)
Parent	Preamble
Parent Disclosure Schedule	8.16(a)
Parent Plans	5.15(a)
Parent Welfare Plans	5.15(b)
Paying Agent	2.1
PBGC	3.14(c)
Person	8.15(l)
Plan of Merger	1.3
Preferred Stock Purchase Rights	8.15(m)
Proxy Statement	5.2(a)
Recent Balance Sheet	3.11(a)
Regulatory Law	8.15(n)
Representatives	5.5(a)
Rights Agreement	8.15(o)
SCC	1.3
SEC	3.5(a)
Securities Act	3.5(a)
Senior Subordinated Notes	5.16(a)
Subsidiaries	8.15(p)
Superior Proposal	8.15(q)
Surviving Corporation	1.1
Tax Return	8.15(s)
Taxes	8.15(r)
Termination Date	7.1(b)
Termination Expenses	7.2(b)
Termination Fee	7.2(b)
Voting Agreement	Recitals
VSCA	1.1

-vii-

AGREEMENT OF MERGER

This Agreement of Merger dated as of December 26, 2006 (this “Agreement”) is among Cenveo, Inc., a Colorado corporation (“Parent”), Mouse Acquisition Corp., a Virginia corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Cadmus Communications Corporation, a Virginia corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 8.15.

The respective Boards of Directors of Parent, Merger Sub and the Company desire to enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each issued and outstanding share of the Company’s common stock, par value $0.50 per share (“Company Common Stock”), not owned directly or indirectly by the Company will be converted into the right to receive the Merger Consideration.

In furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Merger. The Board of Directors of the Company has recommended that its shareholders approve this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain of the Company’s shareholders are entering into a Voting Agreement (the “Voting Agreement”) with respect to the voting of Company Common Stock in connection with the Merger.

Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Merger Sub shall be merged with and into Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the Commonwealth of Virginia, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, and in any event no later than 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than conditions which by their nature are to be satisfied at Closing, or such other time and date as Parent and the Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). The Closing shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, NY 10004 or such other place as Parent and the Company shall agree in writing.

Section 1.3. Effective Time. At the Closing, the parties hereto shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with the related plan of merger meeting the requirements of Section 13.1-716 of the VSCA (such plan of merger, the “Plan of Merger”), substantially in the form attached hereto to Exhibit A, with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and § 13.1-721 of the VSCA.

Section 1.5. Articles of Incorporation. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Cadmus Communications Corporation”), until thereafter amended in accordance with applicable Law.

Section 1.6. Bylaws. Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Cadmus Communications Corporation”), until thereafter amended in accordance with applicable Law.

Section 1.7. Officers and Directors. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8. Effect on Capital Stock. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c) below, the “Excluded Shares”) shall be cancelled and converted into the right to receive an amount in cash equal to $24.75, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such shares of Company Common Stock in accordance with Article 2.

(b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Merger Consideration.

(c) Each share of Company Common Stock that is owned directly or indirectly by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be made or delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.9. Company Stock Options and Other Equity-Based Awards.

(a) Awards of restricted shares of Company Common Stock from the Company (collectively, “Company Restricted Shares”) granted under the Cadmus Communications Corporation FY 2005-2007 Executive Long-Term Incentive Plan, as corrected April 18, 2005 (the “LTIP”), shall vest, immediately prior to the Effective Time, to the extent provided under Section 8(b) of the LTIP and, as of the Effective Time, such vested Company Restricted Shares shall become shares of Company Common Stock that are converted into the right to receive the Merger Consideration as provided in Section 1.8(a). Any Company Restricted Shares that have not vested immediately prior to the Effective Time pursuant to the preceding sentence shall be automatically canceled and retired and shall cease to exist as of immediately prior to the Effective Time, and no consideration shall be made or delivered in exchange therefor.

(b) All outstanding options to acquire shares of Company Common Stock from the Company (collectively, “Company Stock Options”) heretofore granted under any Company Stock Plan shall become exercisable and vested immediately prior to the Effective Time and cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.

(c) No Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any of its Subsidiaries, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, deferred stock units and dividend equivalents), at and after the Effective Time (except as otherwise expressly set forth in this Section 1.9 or Article 2).

(d) Promptly after the Effective Time and not later than three Business Days after the Closing Date (unless additional time is required to process payments under the Company’s payroll systems), the Surviving Corporation shall pay to each holder of Company Stock Options the cash payments specified in this Section 1.9. The Company’s payroll processor shall be instructed to promptly pay the holders of Company Stock Options the amounts they are entitled to receive hereunder. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9. The Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options any Taxes that either of them is required or permitted to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or Parent and paid over to the appropriate taxing authority, the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be, and the Paying Agent, the Surviving Corporation or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

(e) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to effectuate the provisions of this Section 1.9, including the conversion of each Company Stock Option into the right to receive an amount in cash as described in Section 1.9(b). Notwithstanding any other provision of this Section 1.9, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time: (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares; (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period; or (c) any similar event shall have occurred, then in each instance referred to in the preceding clauses (a) through (c) the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

CONVERSION OF SHARES

Section 2.1. Paying Agent. At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”). Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.

Section 2.2. Payment Procedures. As promptly as practicable, but in no event later than three Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more certificates that, prior to the Effective Time, represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8(a) (the “Certificates”): (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Parent may reasonably specify); and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.

Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is one year after the Effective Time shall be delivered to Parent or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

Section 2.4. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective directors, officers, employees and representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-2/P-2 or better by Moody’s Investors Services, Inc. and Standard & Poor’s Corporation, respectively (or money market funds rated Aaa or better by Moody’s Investors Services, Inc. or AAA or better by Standard & Poor’s Corporation); provided, however, that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, Parent.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. The Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment that either of them is required or entitled to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or Parent and paid over to the appropriate taxing authority, the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be, and the Paying Agent, the Surviving Corporation or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be so standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the articles of incorporation and bylaws of the Company, including any amendments thereto, that have been made available by the Company to Parent prior to the date of this Agreement are correct and complete copies of such instruments as presently in effect.

Section 3.2. Capitalization.

(a) As of December 22, 2006 (the “Capitalization Date”), the authorized capital stock of the Company consisted entirely of: (i) 16,000,000 shares of Company Common Stock, of which 9,532,029 shares of Company Common Stock were issued and outstanding; and (ii) 1,000,000 shares of Serial Preferred Stock, par value $1.00 per share, none of which were issued and outstanding or held in the treasury of the Company. All issued and outstanding shares of capital stock of the Company and its Subsidiaries are validly issued, fully paid and nonassessable. As of the Capitalization Date, there were (x) Company Stock Options representing in the aggregate the right to acquire 439,520 shares of Company Common Stock and (y) Company Restricted Shares relating to in the aggregate 320,318 shares of Company Common Stock under the Company Stock Plans. Schedule 3.2(a) to the Company Disclosure Schedule sets forth a correct and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, the number of unvested Company Restricted Shares or other rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock, granted under the Company Stock Plans, the Employee Benefit Plans or otherwise, and the holders who are executive officers of the Company (including breakdowns by individuals for holders who are directors or executive officers of the Company), the dates of grant and the exercise prices thereof. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Company Voting Debt; (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking; or (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 3.2(b) to the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another of its Subsidiaries, is set forth in Schedule 3.2(b)-1 to the Company Disclosure Schedule. A correct and complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding the Company’s Subsidiaries) in which the Company or any Subsidiary of the Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by the Company or any of its Subsidiaries, is set forth in Schedule 3.2(b)-2 to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Schedule 3.2(b)-2 to the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither the Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity (excluding the Company’s wholly-owned Subsidiaries).

(c) Parent has prior to the date of this Agreement received a correct and complete copy of each Company Stock Plan.

Section 3.3. Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and the related Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the related Plan of Merger by the affirmative vote of the holders of at least a majority of the shares of Company Common Stock entitled to vote on the Merger (the “Company Requisite Shareholder Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the Company Requisite Shareholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Article 15 of the VSCA is not applicable to the Merger, and none of the Company’s shareholders will have any appraisal, dissenters’ or similar rights by reason of this Agreement or the related Plan of Merger or the transactions contemplated hereby or thereby, including, without limitation, the Merger.

Section 3.4. No Violation.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of the Company or any of its Subsidiaries pursuant to: (i) any provision of the articles of incorporation, bylaws or similar organizational document of the Company or any of its Subsidiaries; or (ii) any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as: (A) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (B) would not prevent or materially delay the consummation of the transactions contemplated hereby; or (C) set forth on Schedule 3.4(a) to the Company Disclosure Schedule.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person (including, without limitation, any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except as set forth on Schedule 3.4(b) to the Company Disclosure Schedule and for those required under or in relation to: (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other Regulatory Laws; (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the VSCA with respect to the filing of the Articles of Merger; and (iv) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are referred to as the “Necessary Consents.”

Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.

(a) The Company has filed all required registration statements, prospectuses, reports, forms and other documents (if any) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2004 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of the Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. Except as set forth on Schedule 3.5(a) to the Company Disclosure Schedule, none of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.

(b) Each of the financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.

(c) Except for liabilities reserved or reflected in a balance sheet included in the Company SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.5(c) to the Company Disclosure Schedule, the Company and its Subsidiaries have no liabilities, absolute or contingent, other than: (i) current liabilities incurred in the ordinary course of business consistent with past practice after September 30, 2006; or (ii) liabilities that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and the Company has made available to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)

(e) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance to the Company and its Board of Directors (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures of the Company and its Subsidiaries are executed only in accordance with authorizations of management and the Board of Directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g) Except as set forth on Schedule 3.5(g) to the Company Disclosure Schedule, the date of each Company Stock Option that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). All Company Stock Options were granted with an exercise price at least equal to the fair market value of Company Stock on the date of grant of such Company Stock Option and no Company Stock Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Company Stock Option). The financial statements of the Company included in the Company SEC Reports fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Company Stock Option.

Section 3.6. Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation regarding information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7. Board Approval. The Board of Directors of the Company, by resolutions duly adopted by the unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (a) determined that (i) this Agreement and the related Plan of Merger and the transactions contemplated hereby and thereby, including, without limitation, the Merger, are advisable and in the best interests of the Company and its shareholders and (ii) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of the Company, (b) adopted this Agreement and the related Plan of Merger and the transactions contemplated hereby and thereby, including, without limitation, the Merger, and (c) recommended that the shareholders of the Company approve this Agreement and the related Plan of Merger and the transactions contemplated hereby and thereby, including, without limitation, the Merger, and directed that such matter be submitted to a vote by the Company’s shareholders at the Company Shareholders Meeting.

Section 3.8. Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since September 30, 2006:

(a) except as set forth on Schedule 3.8(a) to the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice;

(b) except as set forth on Schedule 3.8(b) to the Company Disclosure Schedule, there has not been any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent under clause (b), (c) (in respect of the Company and any Subsidiary that is not a wholly-owned Subsidiary only), (d), (g), (h), (i), (j), (k) or (o) of Section 5.1 if such action was taken after the date of this Agreement;

(c) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(d) except as set forth on Schedule 3.8(d) to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has increased the compensation or benefits of, or granted or paid any benefits to, any director or officer, or taken any similar action, except, in the case of this clause (d): (i) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement; (ii) to the extent required by applicable Law; or (iii) for increases (other than in equity-based compensation) in the ordinary course of business consistent with past practice. Without limitation, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2005, neither the Company nor any of its Subsidiaries has adopted or entered into any arrangement that is a material Foreign Benefit Plan.

Section 3.9. Litigation; Orders. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.9 to the Company Disclosure Schedule, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the transactions contemplated hereby. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Permits; Compliance with Laws. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance with, and the Company and its Subsidiaries have not received any notices of noncompliance with respect to, the Company Permits and any Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company. Without limitation, during the three years prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any director, officer, or employee of, or, to the knowledge of the Company, any agent or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: (a) used any funds of the

Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, except, in each case referred to in clauses (a) through (f), where such acts, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.11. Tax Matters. Except as set forth on Schedule 3.11 to the Company Disclosure Schedule:

(a) All material Taxes of the Company and its Subsidiaries attributable to periods or portions thereof ending on or before the date of the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended June 30, 2006 included in the Company SEC Reports (the “Recent Balance Sheet”) were paid prior to the date of the Recent Balance Sheet or have been included in a liability accrual for Taxes on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Taxes other than Taxes incurred in the ordinary course of business consistent with past practice.

(b) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were and are correct and complete in all material respects. The Company has provided Parent with access to complete and accurate copies of all such Tax Returns for which the statute of limitations is still open.

(c) Each of the Company and its Subsidiaries has duly withheld, collected and timely paid all material Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) No Tax audit or other administrative proceeding or court proceedings are presently pending or threatened in writing with regard to any material Taxes of the Company or any of its Subsidiaries. No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction, except for those instances where neither the imposition of any such Tax nor the filing of any such Tax Return (and the obligation to pay the Taxes reflected thereon), individually or in the aggregate, has had or would reasonably be expected to have a Material

Adverse Effect on the Company. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. There are no Liens on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay Taxes, other than Liens for Taxes that are not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has requested or received any material Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a material closing agreement or contract with any taxing authority that, in each case, was requested or received in a year, or dictates the Tax treatment of any item in a year, with respect to which the applicable statute of limitations is open. Neither the Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between or among the Company and its Subsidiaries) pursuant to which it could have an obligation to make a material payment to any Person in respect of Taxes.

(f) The Company has not during the last five years been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. For any year with respect to which the statute of limitations is open, none of the Company’s Subsidiaries has ever been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which the Company was the parent corporation.

(g) Neither the Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Reg. Section 1.6011-4 or Section 6707A(c) of the Code. The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending on the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has received any dividend intended to qualify for the deduction described in Section 965 or any predecessor thereto of the Code.

Section 3.12. Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that the Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned or operated by the Company or any of its Subsidiaries, except in a manner that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) any liability for any Hazardous Substance disposal or contamination on any of the Company’s or any of its Subsidiaries’ properties or any other properties that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company, (iii) reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of its Subsidiaries’ properties or any other properties but arising from the conduct of operations on the Company’s or any of its Subsidiaries’ properties, except in a manner that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, or (iv) received any written notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ properties or any other properties or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ properties or any other properties, in the case of both subclause (A) and (B), that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as set forth on Schedule 3.12(c) to the Company Disclosure Schedule, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on any of the Company’s or any of its Subsidiaries’ properties that, individually or in the aggregate, are material. To the knowledge of the Company, no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on any of the Company’s or any of its Subsidiaries’ properties that, individually or in the aggregate, are material.

(d) The Company has prior to the date of this Agreement provided to Parent: (i) all copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company within the last two years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under any of the Company’s or any of its Subsidiaries’ properties; and (ii) a copy of any environmental investigation or assessment conducted by the Company or any of its Subsidiaries within the past three years or any environmental consultant engaged by any of them.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a) to the Company Disclosure Schedule, the Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all material Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries or utilized by the Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). To conduct the business of the Company and its Subsidiaries as presently conducted, neither the Company nor any of its Subsidiaries requires any material Intellectual Property Rights that the Company and its Subsidiaries do not already own or license. The Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by the Company or any of its Subsidiaries. The conduct of the businesses of the Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth on Schedule 3.13(b) to the Company Disclosure Schedule, no claims with respect to Company Intellectual Property are pending or, to the knowledge of the Company, threatened by any Person (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property, except in the case of clause (i) through (iii) where such claims, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.14. Employee Benefits.

(a) Schedule 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than any Multiemployer Plan, and all other material employee benefits, arrangements, perquisite programs, payroll practices or (without regard to materiality) executive compensation Contracts that are maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of the Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”).

(b) Schedule 3.14(b) to the Company Disclosure Schedule sets forth a correct and complete list of all Multiemployer Plans. With respect to each Multiemployer Plan: (i) if the Company, any of its Subsidiaries or any ERISA Affiliate was to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred, except as set forth on such schedule; and (ii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has received any notification, nor has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated. During the last five years, none of the Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. During the last five years, none of the Company, any of its Subsidiaries or any ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

(c) Except as set forth in Schedule 3.14(c) to the Company Disclosure Schedule, with respect to each Employee Benefit Plan subject to Title IV of ERISA: (i) the present value of all accrued benefits under each such single employer plan (based on the assumptions used to fund the plan) did not as of the last annual actuarial valuation date exceed the value of the assets of such single employer plan allocable to such accrued benefits, and no event has occurred since valuation date, and no condition exists, which is reasonably likely to materially increase the funding or accounting costs for such single employer plans; (ii) no proceeding has been initiated or, to the knowledge of the Company, threatened by any Person (including the PBGC) to terminate any such plan; (iii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby; and (iv) no such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans or any other plan, fund or program ever maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of the Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA.

(d) The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans, except as limited by the terms of a collective bargaining agreement or contract with an individual or to the extent applicable Law would prohibit the Company or any Subsidiary from so reserving or exercising such right.

(e) Except as set forth on Schedule 3.14(e) to the Company Disclosure Schedule, the Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

(f) None of the Company, its Subsidiaries, the officers or directors of the Company or any of its Subsidiaries or the Employee Benefit Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

(g) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no claims (except claims for benefits payable in the ordinary course of business consistent with past practice and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of the Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.

(h) All Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. All contributions or premiums required to be made with respect to an Employee Benefit Plan, whether by law or pursuant to the terms of the plan or any contract that funds the benefits due thereunder, have been made when due. With respect to any Employee Benefit Plan the liabilities of which have been disclosed on the Company’s financial statements as included in the Company SEC Reports filed prior to the date of this Agreement, no event has occurred since the date of such disclosure that has resulted in a material increase in such liabilities.

(i) Except as set forth on Schedule 3.14(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any of its Subsidiaries that would create any liability to the Company, any of its Subsidiaries, Parent or the Surviving Corporation or their respective Affiliates after consummation of the Merger.

(j) Except as set forth in Schedule 3.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code. Schedule 3.14(j) to the Company Disclosure Schedule sets forth each Employee Benefit Plan that provides for a payment upon a change in control and/or any subsequent employment termination (including any agreement that provides for the cash-out or acceleration of options or restricted stock and any “gross-up” payments with respect to any of the foregoing), but excluding severance plans that are generally applicable to employees of the Company and its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has provided written communications to any group of its current or former employees or any of its directors of any intention or commitment to establish or implement any additional material Employee Benefit Plan or other employee benefit arrangement or to amend or modify, in any material respect, any existing Employee Benefit Plan.

(l) With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets, or insurance obligations or book reserve to be less than such benefit obligations; (iii) all Foreign Benefit Plans have been maintained in accordance with its terms and all requirements of applicable Law; (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities; and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment. There is no Foreign Benefit Plan with respect to which the Company is obligated to make disclosure in the Company SEC Reports where the Company has not made the disclosure so required. The Company has prior to the date of this Agreement provided Parent with a correct and complete list of all Foreign Benefit Plans.

(m) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1 and Proposed Treasury Regulations promulgated under Section 409A of the Code.

Section 3.15. Labor Matters.

(a) Except as set forth in Schedule 3.15(a) to the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. Except as set forth in Schedule 3.15(a) to the Company Disclosure Schedule, there are no labor agreements, collective bargaining agreements, work rules or any other labor-related Contracts that pertain to any of the employees of the Company or any of its Subsidiaries.

(b) No labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity. To the knowledge of the Company, there are no material organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of the Company or any of its Subsidiaries.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth on Schedule 3.15(c) to the Company Disclosure Schedule: (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity; (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no pending or, to the knowledge of the Company, threatened grievances or arbitration proceedings against the Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council; and (iv) the Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations.

Section 3.16. Certain Contracts.

(a) Except as set forth on Schedule 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement that:

(i) is a loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, capital lease or guarantee;

(ii) involves or would reasonably be expected to involve aggregate annual payments by the Company and/or its Subsidiaries in excess of $500,000 or its foreign currency equivalent as of the date of this Agreement or payments to the Company and/or its Subsidiaries in excess of $500,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders and other supplier or customer contracts received and accepted by the Company and/or its Subsidiaries in the ordinary course of business);

(iii) is with a Major Supplier or a Major Customer;

(iv) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act and has not been so filed;

(v) by its terms restricts the conduct of any line of business by the Company or any of its Subsidiaries or, after the Effective Time, would by its terms materially restrict the conduct of any line of business by Parent or any of its Subsidiaries;

(vi) provides for or otherwise relate to a joint venture, partnership, strategic alliance or similar arrangement; or

(vii) is an option, forward purchase, hedge or similar Contract.

The Company has made available to Parent a true and complete copy each Contract listed on Schedule 3.16(a) of the Company Disclosure Schedule.

(b) Except as set forth on Schedule 3.16(b) to the Company Disclosure Schedule and with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and is valid and binding on and enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with its terms and, to the knowledge of the Company, on and against the other parties thereto; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Contract, is in breach thereof, or default thereunder, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach thereof, or default thereunder; and (iii) each of the Company and its Subsidiaries and, to the knowledge of the Company, the other Person or Persons thereto has performed all of its obligations required to be performed by it under each Contract to which the Company or any of its Subsidiaries is a party.

Section 3.17. Properties and Assets. Except as set forth on Schedule 3.17 to the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or valid leasehold or license interests in the properties and assets that are material to its business, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset as it is currently being used. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the tangible personal property of the Company and its Subsidiaries is in good working condition and repair, reasonable wear and tear and loss due to normal operations excepted.

Section 3.18. Insurance. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, all material insurance policies maintained by the Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the respective businesses, properties and assets of the Company and its Subsidiaries, except for failures to maintain such insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction with respect to any such policy. The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Schedule 3.18 to the Company Disclosure Schedule.

Section 3.19. Suppliers and Customers. Schedule 3.19-1 to the Company Disclosure Schedule lists the top 20 suppliers (by volume of purchases from such suppliers) of the Company and its Subsidiaries for the fiscal year ended June 30, 2006 (the “Major Suppliers”). Schedule 3.19-2 to the Company Disclosure Schedule lists the top 20 customers (by volume of sales to such customers) of the Company and its Subsidiaries for the fiscal year ended June 30, 2006 (the “Major Customers”). Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any of the suppliers on Schedule 3.19-1 to the Company Disclosure Schedule or the customers on Schedule 3.19-2 to the Company Disclosure Schedule to the effect that any such supplier or customer will stop, materially and adversely decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to, or purchasing products from, the Company and its Subsidiaries.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21. Opinion of Financial Advisor. The Company has received an oral opinion of Deutsche Bank Securities Inc. (“DBS”) to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. A copy of such opinion will be delivered to Parent promptly after the date of this Agreement. DBS has authorized the Company to include such written opinion in its entirety in the Proxy Statement.

Section 3.22. No Brokers or Finders. With the exception of the engagement of DBS by the Company, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between the Company and DBS relating to the Merger and the other transactions contemplated hereby.

Section 3.23. Other Advisors. Other than the engagement letter or other Contract with DBS referred to in Section 3.22 (as to which no representation is made in this Section 3.23), each engagement letter or other Contract between the Company or one of its Subsidiaries, on the one hand, and each of its legal, accounting or other advisors, on the other hand, in connection with the transactions contemplated by this Agreement entitles the legal, accounting or other advisor party thereto to receive compensation only at its usual hourly rates, without any premium, bonus, or similar payment, in connection with the transactions contemplated by this Agreement.

Section 3.24. Antitakeover Statutes and Rights Agreement.

(a) The Company and the Board of Directors of the Company have taken all action required to be taken by them to exempt this Agreement, Merger, the Voting Agreements and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA.

(b) The Company has taken all action necessary to render the Preferred Stock Purchase Rights issued pursuant to the terms of the Rights Agreement inapplicable to this Agreement, the Merger, the Voting Agreement and the transactions contemplated hereby and thereby.

Section 3.25. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company and its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted.

Section 4.2. Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject (as to enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3. No Violation.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the articles of incorporation, by-laws or similar organizational document of Parent or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 4.3(b) of the Parent Disclosure Schedule, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person (including, without limitation, any labor union, labor organization, works council or group of employees of Parent or any of its Subsidiaries) is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents and with such other exceptions as would not be reasonably expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder.

Section 4.4. Available Funds. Parent and Merger Sub will as of the Effective Time have available to them, all funds necessary to consummate the Merger and the other transactions contemplated hereby and to pay all associated fees, costs and expenses. Parent has provided to the Company a correct and complete copy of the commitment letter it has received to obtain such funds (it is understood and agreed that Parent has not provided and will not provide the Company with a copy of the “fee letter” or the “engagement letter” relating thereto).

Section 4.5. No Brokers or Finders. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 4.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity. As of the Effective Time, Merger Sub’s common stock will be the only class or series of its capital stock that is issued and outstanding. All of such stock shall be owned directly by Parent or by one or more direct or indirect wholly-owned Subsidiaries of Parent.

Section 4.7. Proxy Statement. None of the information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement will, on the date on which it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article 4, Parent and Merger Sub make no representations or warranties, and Parent and Merger Sub hereby disclaim any other representations or warranties.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of the Company. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Schedule 5.1 to the Company Disclosure Schedule or as otherwise approved in advance by Parent in writing:

(a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, conduct its respective business in, and not take any action except in, the ordinary and usual course of business consistent with past practice. The Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with the Company and its Subsidiaries.

(b) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, bylaws or similar organizational documents.

(c) Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of the capital stock or any other voting securities of any of them, other than dividends and distributions by (i) a direct or indirect wholly owned Subsidiary of the Company to its parent, provided that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the

Code, or (ii) a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or will receive its proportionate share thereof and provided further that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code.

(d) Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of the capital stock or any other securities of any of them or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of the capital stock or any other securities of any of them or make any other changes in any of their capital structures (except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the surrender of shares of Company Common Stock to the Company or withholding of shares of Company Common Stock by the Company to cover withholding obligations).

(e) Employee Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of, or grant or pay any benefits to, any director, officer or employee, or take any similar action, except, in the case of this clause (iii), (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, (B) to the extent required by applicable Law or (C) for increases in annual base salary in the ordinary course of business consistent with past practice, but in no event in excess of (x) for each employee who is listed on Appendix 5.1(a)(6) of Schedule 5.1(a) to the Company Disclosure Schedule, the amount set forth for such employee on such schedule and (y) 5% per annum for any director or officer or in excess of $ 10,000 per annum for any employee who is not an officer or director and is not listed on such schedule of “merit increases”.

(f) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, the Company shall not, and shall not permit any of its Subsidiaries to: (i) grant, issue or sell any shares of capital stock or any other securities, including Company Voting Debt, or any benefit of any of them; (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them; (iii) take any action to accelerate the vesting of any Company Stock Options or Company Restricted Shares; or (iv) take any action under the terms of the Company Stock Plans, Employee Benefit Plans or otherwise with respect to Company Stock Options or Company Restricted Shares that is inconsistent with the treatment contemplated by Section 1.9.

(g) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to: (i) assume any indebtedness or enter into any capitalized lease obligation or, except in the ordinary course of business consistent with past practice under facilities existing on the date of this Agreement and listed on Schedule 5.1(g) of the Company Disclosure Schedule, incur any indebtedness for borrowed money; or (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.

(h) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire: (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (ii) any assets, except for purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1(l).

(i) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of the Company), except for any such dispositions in the ordinary course of business consistent with past practice.

(j) Taxes. The Company shall not, and shall not permit any of its Subsidiaries to: (i) make any Tax election which results in a material change in a Tax liability or Tax refund, waive any restriction on any assessment period relating to a material amount of Taxes or settle or compromise any material amount of income Tax or other material Tax liability or refund; or (ii) change any material aspect of the Company’s or any of its Subsidiaries’ method of accounting for Tax purposes.

(k) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to: (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms as in existence on the date of this Agreement; or (ii) settle any (A) material claim except in the ordinary course of business consistent with past practice or (B) action, proceeding or investigation except, with respect to actions, proceedings and investigations that are not, individually or in the aggregate, material, in the ordinary course of business consistent with past practice.

(l) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in respect of any capital expenditure project other than (i) those capital expenditures that are set forth in the capital expenditure budget provided to Parent by the Company prior to the date of this Agreement and (ii) capital expenditures not exceeding $500,000 in the aggregate.

(m) Company Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or terminate any Company Contract, or make any amendment to: (i) any Company Contract, other than renewals of Contracts without changes in terms that are materially adverse to the Company and/or its Subsidiaries; (ii) any Contract (other than a Contract with a customer or supplier) providing for aggregate payments to or by the Company or any of its Subsidiaries in excess of $ 250,000 (or its foreign currency equivalent as of the date of this Agreement) or $ 2,500,000 (or its foreign currency equivalent as of the date of this Agreement) for all such Contracts; (iii) any Contract with a customer, other than a Contract with a customer in the ordinary course of business consistent with past practice providing for aggregate payments to the Company or any of its Subsidiaries of $1,500,000 (or its foreign currency equivalent as of the date of this Agreement) or less per year; or (iv) any Contract with a supplier, other than purchase orders in the ordinary course of business consistent with past practice or any other Contract with a supplier providing for aggregate payments by the Company or any of its Subsidiaries of $1,500,000 (or its foreign currency equivalent as of the date of this Agreement) or less per year.

(n) Insurance. The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, not to permit any material insurance policy or arrangement naming or providing for the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(o) Accounting Methods. The Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its material accounting principles, practices or methods except to the extent required by GAAP or the rules or policies of the Public Company Accounting Oversight Board.

(p) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to do any of the foregoing.

Section 5.2. Proxy Statement; Company Shareholders Meeting.

(a) As soon as practicable after the date of this Agreement (but in any event no later than 15 Business Days after the date of this Agreement) the Company shall prepare and file with the SEC a proxy statement and proxy card with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to the Company any information regarding Parent or Merger Sub that is necessary to include in the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after its filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. If, at any time prior to the Effective Time, any information relating to the Company, or any of its Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) will not unreasonably reject any reasonable comments of a substantive nature that Parent proposes promptly after the Company provides Parent with a copy of such document or response. On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC.

(b) The Company shall, as soon as reasonably practicable, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Requisite Shareholder Vote with respect to the transactions contemplated hereby and shall take all lawful action to solicit the approval and adoption of this Agreement by the Company Requisite Shareholder Vote. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the related Plan of Merger by the shareholders of the Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of the Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, including a recommendation by the Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5. The Company shall adjourn the Company Shareholders Meeting (x) from time to time at the written request of Parent for up to 10 days upon each such request in the event there shall not be a quorum at the Company Shareholders Meeting and (y) on one occasion at the written request of Parent for up to 10 days in the event Parent reasonably believes based on information from the Company and its proxy solicitor that less than a majority of the shares of Company Common Stock entitled to vote on the Merger intend to or have voted “against”, and less than a majority of such shares intend to or have voted “for”, approval and adoption of this Agreement and the related Plan of Merger.

Section 5.3. Access and Information.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent and its counsel, accountants, consultants and other authorized representatives reasonable access, during normal business hours, to the employees, properties, books and records of the Company and its Subsidiaries; provided, however, that such access shall not affect the representations and warranties made by the Company in this Agreement. Without limitation of the foregoing, the Company shall cause its officers and employees to (x) furnish such financial and operating data and other information as may be reasonably requested by Parent from time to time and (y) respond to such reasonable inquiries as may be made by Parent from time to time. Prior to their filing, the Company shall furnish as promptly as practicable to Parent a copy of each registration statement, prospectus, report, form and other document (if any) that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, The NASDAQ Global Market or the VSCA. All of the requirements of this Section 5.3 shall be subject to any prohibitions or limitations of applicable law and shall be subject to the Confidentiality Agreement.

(b) Prior to the Effective Time, the Company shall promptly provide Parent with copies of all monthly and other interim financial statements as the same become available. The Company shall provide Parent with prompt written notice of any investigations by Governmental Entities, or the institution of material litigation (including all litigation relating to the transactions contemplated hereby), and the Company shall keep Parent informed of such events. Parent shall provide the Company with prompt written notice of the institution or, to its knowledge, the threat of litigation relating to the transactions contemplated hereby.

Section 5.4. Reasonable Best Efforts.

(a) Each of the Company and Parent shall cooperate with and assist the other party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date. Except as otherwise expressly contemplated hereby, each of the Company and Parent shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions. Neither Parent nor the Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Termination Date.

(b) In furtherance and not in limitation of the foregoing, each party hereto shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, apply for early termination thereunder and make appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (but in no event shall such Notification and Report Form be filed more than 10 days after the date of this Agreement), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Regulatory Laws and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws as soon as practicable.

(c) In connection with this Section 5.4, the parties hereto shall (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company and its Subsidiaries) or assets (including, except as and to the extent provided in the last parenthetical in clause (ii), the assets of the Company and its Subsidiaries), (B) the right of Parent to consummate the Merger, or (C) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries) or assets (including, except as and to the extent provided in the last parenthetical in clause (ii), the assets of the Company and its Subsidiaries), or (ii) agree or be required to sell, license or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of, or limit its rights in, all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business of the Company and its Subsidiaries or any of the assets of the Company and its Subsidiaries (other than a portion of the business or assets of the Company and its Subsidiaries that is not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

Section 5.5. Acquisition Proposals.

(a) Until this Agreement has been terminated in accordance with Section 7.1, the Company shall not, and shall not authorize or permit any of its Affiliates to, and shall cause its officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (1) solicit or initiate the making of, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA inapplicable to any transactions contemplated by an Acquisition Proposal), (2) participate in any way in discussions or negotiations with, or furnish or disclose any non public information to, any Person (other than Parent or any of its Representatives) in connection with any Acquisition Proposal, (3) effect a Change in the Company Recommendation, (4) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (5) enter into any agreement, letter of intent, agreement-in-principle or acquisition agreement relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Shareholder Vote is obtained, the Company and its Representatives may:

(i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or any Person’s Representatives in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of the Company, any of its Affiliates or any of the Representatives of the Company or any of its Affiliates has solicited such Acquisition Proposal or otherwise violated any of the provisions of Section 5.5(a)(1) through (5) with respect to such Acquisition Proposal, (B) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (C) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with their fiduciary duties to the Company and the Company’s shareholders under applicable Law (including, without limitation, their obligations under VSCA §13.1-690A), (D) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company provides Parent with written notice of the identity of such Person and of the Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and (F) prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent);

(ii) approve or recommend, or enter into (and, in connection therewith, effect a Change in the Company Recommendation), a definitive agreement with respect to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of the Company, any of its Affiliates or any of the Representatives of the Company or any of its Affiliates has solicited such Acquisition Proposal or otherwise violated any of the provisions of this Section 5.5, (B) the Company provides Parent with written notice indicating that the Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal, (C) during the three Business Day period after the Company provides Parent with the written notice described in clause (B) above, the Company shall cause its financial and legal advisors to negotiate in good faith with Parent (to the extent Parent wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal (it is understood and agreed that, in the event such Acquisition Proposal does not constitute a Superior Proposal after taking into account such negotiations and adjustments, the Company would then proceed with the transactions contemplated hereby on such adjusted terms), (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would be inconsistent with their fiduciary duties to the Company and the Company’s shareholders under applicable Law (including, without limitation, their obligations under VSCA §13.1-690A) and that such Acquisition Proposal remains a Superior Proposal and (F) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, the Company (I) terminates this Agreement pursuant to Section 7.1(h) and (II) makes the payment of the Termination Fee and the Termination Expenses required to be made pursuant to Section 7.2(b); and

(iii) effect a change in the Company Recommendation (other than in connection with an Acquisition Proposal) prior to the time that the Company Requisite Shareholder Vote is obtained if a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to do so would constitute a breach of their fiduciary duties to the Company and the Company’s shareholders under applicable Law (including, without limitation, their obligations under VSCA §13.1-690A).

(b) In addition to the obligations of the Company set forth in Section 5.5(a), within one Business Day of the receipt thereof, the Company shall provide Parent with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and the Company shall promptly provide Parent with copies of any material written materials received by the Company in connection with any of the foregoing. The Company shall keep Parent informed of the status and general progress (including amendments or proposed amendments to any material terms) of any such request or Acquisition Proposal and keep Parent informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations. Without limiting the Company’s obligations under Section 5.5(a), the Company shall provide Parent with notice prior to any meeting of the Board of Directors of the Company at which the Board of Directors is reasonably expected to consider any material action with respect to an Acquisition Proposal that is on the agenda for such meeting.

(c) The Company shall, and shall cause its Affiliates and the Representatives of the Company and its Affiliates to, immediately cease all discussions or negotiations, if any, with any Person other than Parent and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. The Company shall promptly request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (including any of its Subsidiaries) to return or destroy all nonpublic information heretofore furnished to such Person by or on behalf of the Company.

(d) Nothing contained in this Section 5.5 shall prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(e) Any violation of this Section 5.5 by the Company’s Affiliates or the Representatives of the Company shall be deemed to be a breach of this Agreement by the Company, whether or not such Affiliate or Representative is authorized to act and whether or not such Affiliate or Representative is purporting to act on behalf of the Company.

Section 5.6. Indemnification; Directors and Officers Insurance.

(a) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) now existing in favor of any current and former officers, directors and employees of the Company or any of its Subsidiaries, and any Person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (the “Indemnified Persons”), to survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time. Parent shall provide, or shall cause the Surviving

Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Indemnified Persons an insurance policy that provides coverage for events occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) (the “D&O Insurance”) on the same terms as the Company’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such directors and officers; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium that the Company paid prior to the date of this Agreement. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies (but not, in any event, to exceed in cost the present value of the aggregate amount required to be paid for the D&O Insurance pursuant to the proviso in the immediately preceding sentence), such policy to be effective as of the Effective Time.

(b) The provisions of this Section 5.6 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.6 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or Surviving Corporation, as the case may be, shall assume the obligations of Parent and Surviving Corporation set forth in this Section 5.6.

Section 5.7. Public Announcements. Neither Parent nor the Company, other than on a conference call with analysts and other investors, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other, unless Parent or the Company (as the case may be) determines that the issuance of such press release or the making of such other public statement be required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange.

Section 5.8. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.9. State Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or similar Law shall become applicable to the transactions contemplated hereby, then the Company and the Board of Directors of the Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 5.10. Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt written notice to the Company, and the Company shall use its reasonable best efforts to give prompt written notice to Parent, of: (a) any representation or warranty made by such party in this Agreement that is inaccurate in any material respect as of the date of this Agreement (or any representation or warranty made by such party in this Agreement that is qualified by materiality or refers to Material Adverse Effect that is inaccurate in any respect as of the date of this Agreement), the occurrence or non-occurrence of any event of which the Company is aware that would be reasonably likely to cause the condition precedent in Section 6.2(a) not to be satisfied or the occurrence or non-occurrence of any event of which Parent is aware that would be reasonably likely to cause the condition precedent in Section 6.3(a) not to be satisfied; or (b) any failure in any material respect of such party to comply in a timely manner with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice; and provided further that no party shall have the right not to close the Merger or the right to terminate this Agreement as a result of the delivery of such a notice if the underlying breach would not result in such party having such rights under the terms of Articles 6 and 7 hereof.

Section 5.11. Certain Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its officers or directors relating to the transactions contemplated hereby. The Company shall not agree to any compromise or settlement of such litigation without Parent’s consent.

Section 5.12. Confidentiality. Each of the Company and Parent acknowledges and confirms that (a) the Company and Parent have entered into a Confidentiality Agreement, dated November 15, 2006 (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.13. Resignations. Prior to the Effective Time, the Company shall cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall obtain the resignations of such directors of its Subsidiaries as Parent shall request with reasonable advance notice.

Section 5.14. Financing. During the period commencing on the date of this Agreement and continuing until the Effective Time, the Company shall provide, and shall cause its Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (or any replacements thereof), including: (a) participation in due diligence sessions, meetings, drafting sessions, management presentation sessions, “road shows”, and sessions with rating agencies by the Company’s officers and employees; (b) assisting Parent in obtaining any title insurance lien waivers, estoppels, affidavits, non-disturbance agreements, memoranda of leases, legal opinions, surveys or other documents or deliveries; and (c) using commercially reasonable efforts to prepare business projections, financial statements, pro forma statements and other financial data of the type and form consistently included in offering memoranda, private placement memoranda, prospectuses and similar documents, all as may be reasonably requested by Parent. Notwithstanding the foregoing, (i) the Company and its Subsidiaries shall not be required to execute any agreements prior to the Closing unless such agreements shall only be effective upon the Closing, (ii) counsel for the Company shall not be required to deliver any legal opinions, (iii) none of the Company or its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any debt financing by Parent prior to the Closing and (iv) all obligations in this Section 5.14 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

Section 5.15. Employee Matters.

(a) Parent agrees that, until the end of any applicable plan year in which the Closing Date occurs, non-union employees of the Company who continue their employment with the Surviving Corporation or other Affiliate of Parent (the “Continuing Employees”) shall, at the sole discretion of Parent, either continue to be eligible to participate in Employee Benefit Plans (other than equity award plans and any unwritten severance policies or agreements), with such changes to any such Employee Benefit Plan as Parent in its sole discretion may determine, provided that following any such change the benefits under any such Employee Benefit Plan shall be the same benefits provided under a Parent Plan, or alternatively shall be eligible to participate, in the same manner as similarly situated employees employed by Parent or its Affiliates, in corresponding employee benefit plans sponsored or maintained by Parent or its Affiliates, as applicable (the “Parent Plans”), it being understood and agreed that Parent may make the foregoing determination in its sole discretion and on a plan-by-plan basis.

(b) For purposes of vesting and eligibility but not for purposes of benefit accrual (other than determining the amount of vacation and severance benefits) under each Parent Plan in which Continuing Employees become eligible to participate after the Closing Date, such participating Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law. With respect to Parent Plans that are welfare plans (the “Parent Welfare Plans”) in which Continuing Employees participate after the Closing Date, Parent shall, except to the extent prohibited under applicable law, (1) waive all limitations under such plans as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under Employee Benefit Plans prior to the Closing Date, and (2) provide each Continuing Employee who participates in such Parent Welfare Plans with credit for any co-payments and deductibles paid prior to the Closing Date and during the plan year of the Parent Welfare Plan in which the Closing Date occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Company, its Subsidiaries, Parent, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

(d) Upon the Effective Time, Parent shall assume and perform, or shall cause the Surviving Corporation to assume and perform, the obligations under the Retention Agreements listed in Schedule 3.14(a)(7)(a)-(f) of the Company Disclosure Schedule, in the same manner and to the same extent the Company would be required to perform if the succession contemplated by this Agreement had not taken place.

Section 5.16. Consent Solicitation.

(a) In the event that, following the date of this Agreement, Parent or any of its Subsidiaries shall, in its sole discretion, (x) solicit (at its expense) the consent (the “Consent Solicitation”) of the holders of the Company’s 8 3/8% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) in order to effect one or more amendments determined by Parent, in its sole discretion (the “Indenture Amendments”), to the Indenture dated as of June 15, 2004, among the Company, each of the Guarantors (as defined therein) and Wachovia Bank, National Association, as trustee, as amended to date (the “Indenture”), to be effective immediately prior to, at or after the Effective Time, as determined by Parent in its sole discretion, and/or (y) offer (at its expense) to purchase (the “Offer to Purchase”) the Senior Subordinated Notes, Parent and the Company shall cooperate with each other with respect to the Consent Solicitation or the Offer to Purchase (as applicable) and the preparation, form and content of the solicitation and offer materials (as applicable) to be distributed to the holders of the Senior Subordinated Notes.

(b) Promptly upon receipt of the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes, the Company shall, and shall use its commercially reasonable efforts to cause the trustee under the Indenture to, execute a supplemental indenture incorporating the Indenture Amendments; provided, however, that such supplemental indenture shall only become effective immediately prior to, at or after the Effective Time.

(c) Notwithstanding anything to the contrary contained in this Section 5.16, prior to the Effective Time, neither the Company nor any of its Subsidiaries will be required to pay any fees or out-of-pocket expenses or otherwise give any consideration to a third party in connection with the Consent Solicitation or the Offer to Purchase.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the Company Requisite Shareholder Vote in accordance with applicable Law.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) HSR Act. The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3.2(a) with respect to the Company (as opposed to its Subsidiaries) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date; and each of the other representations and warranties of the Company set forth in this Agreement (but, other than with respect to Sections 3.5(c) and 3.8(c), without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (A) for changes specifically permitted by this Agreement, (B) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (C) where such failures of the representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a material adverse change in the matters disclosed to Parent in the Company Disclosure Schedule of a nature that would not reasonably be expected based on the content of such disclosure, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of the Company to the effect that each of the conditions specified in Sections 6.2(a), (b) and (c) is satisfied in all respects.

(e) Consents from Option Holders. The Company shall have delivered to Parent true and correct copies of consents of holders of not less than 70% of the outstanding Company Stock Options that are necessary to effect the treatment contemplated by Section 1.9.

Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any representation or warranty) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement, (ii) to the extent representations and warranties by their terms speak only as of a certain date, in which case such representations and warranties shall be true and correct as of such date, and (iii) where such failures of the representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations hereunder.

(b) Covenants. Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote:

(a) By mutual written consent of the Company and Parent;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or prior to July 26, 2007 or such other date as Parent and the Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Parent or the Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger on the terms contemplated hereby, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c); provided however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party hereto entitled to rely on such condition shall not elect to waive such condition;

(d) By either Parent or the Company, if the approval of the shareholders of the Company by the Company Requisite Shareholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which a vote on such approval was taken;

(e) By Parent, if all of the following shall have occurred: (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by the Company prior to the Termination Date, the Company shall not have cured such breach or failure to perform within 30 Business Days after receipt of written notice thereof (but no later than the Termination Date);

(f) By the Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Merger under Section 6.3(a) or 6.3(b) and (iii) such breach or failure to perform is incapable of being cured by Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have cured such breach or failure to perform within 30 Business Days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Parent, if the Company shall have (i) failed to make the Company Recommendation or effected a Change in the Company Recommendation (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.2(a) and such breach (either the failure to call the Company Shareholders Meeting in accordance with Section 5.2(b) or the failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.2(a)) shall remain uncured for 10 Business Days after the Company’s receipt of written notice thereof from Parent;

(h) By the Company, if the Board of Directors of the Company shall have approved or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(ii); provided, however, that such termination under this Section 7.1(h) shall not be effective until the Company has made the payment required by Section 7.2(b); or

(i) By Parent, if any of the following have occurred: (i) the Board of Directors of the Company shall have recommended (or resolved or publicly proposed to recommend) to the Company’s shareholders any Acquisition Proposal or Superior Proposal; or (ii) the Company enters into any agreement, letter of intent, agreement-in-principle or acquisition agreement (other than a confidentiality agreement as contemplated by and in accordance with Section 5.5(a)(i)) relating to any Acquisition Proposal or Superior Proposal.

Section 7.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.12, this Section 7.2, Section 7.3, Section 7.4 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that neither the Company nor Parent shall be relieved or released from any liabilities arising out of its material breach of this Agreement.

(b) If (i) Parent terminates this Agreement pursuant to Section 7.1(g)(i) or 7.1(i), (ii) the Company terminates this Agreement pursuant to Section 7.1(h) or (iii) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) without the Company Shareholders Meeting having occurred (unless such termination pursuant to Section 7.1(b) shall have occurred prior to the time the condition precedent in Section 6.1(c) has been satisfied), Parent or the Company terminates this Agreement pursuant to Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(g)(ii), or (iv) this Agreement is (except as otherwise provided in the preceding clauses (i) or (ii) or (iii)) terminated by Parent or the Company following a material breach by the Company, any of its Affiliates or any Representatives of the Company of any of the material provisions of Section 5.5 (other than a termination (x) by the Company pursuant to Section 7.1(f) or (y) by Parent or the Company pursuant to Section 7.1(b) prior to the time the condition precedent pursuant to Section 6.1(c) has been satisfied or 7.1(c)) and in the case of any such termination pursuant to Section 7.1(b), 7.1(d) or 7.1(g)(ii) or any termination described in the preceding clause (iv) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise communicated in any manner to the senior management or Board of Directors of the Company or publicly announced or otherwise publicly communicated to the shareholders of the Company generally and (B) prior to the date that is 12 months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent a termination fee equal to $8.375 million (the “Termination Fee”) and shall reimburse Parent for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement up to a maximum of $500,000 (the “Termination Expenses”). The Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Parent designates (x) in the case of termination pursuant to clause (i) or (ii) above, not later than the time of such termination and (y) in the case of clauses (iii) or (iv) above, not later than the second Business Day after the date on which the Company consummates an Acquisition Proposal (as that term is defined for purposes of Section 7.2(b)(iii)(B)) (whether or not, in the event the Company has entered into such a definitive agreement, the Company consummates such Acquisition Proposal during the foregoing 12-month period).

(c) The Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated hereby and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, in the event the Parent and Merger Sub prevail in any action, suit, arbitration or other proceeding brought to enforce the payment by the Company of the amounts payable under Section 7.2(b), then Parent and Merger Sub shall also be entitled to receive from the Company all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by them in connection with the enforcement of their right to collect such overdue amounts and the enforcement by Parent and Merger Sub of their rights under Section 7.2(b), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

Section 7.3. Amendment. This Agreement may be amended by Parent and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Shareholder Vote is obtained; provided, however, that the Plan of Merger will provide that after the Company Requisite Shareholder Approval is obtained, this Agreement may not be amended to effect any of the changes listed in VSCA §13.1-716E without further shareholder approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8

MISCELLANEOUS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub or the Company that are contained in Section 5.6 (Indemnification; Directors and Officers Insurance), 5.15 (Employee Matters), 8.3 (Notices), 8.4 (Entire Agreement; No Third Party Beneficiaries), 8.5 (Assignment; Binding Effect), 8.6 (Governing Law; Consent to Jurisdiction), 8.7 (Severability), 8.9 (Waiver of Jury Trial), 8.10 (Counterparts), 8.11 (Headings), 8.12 (Interpretation), 8.13 (No Presumption) and 8.15 (Definitions) that by their terms apply or are to performed in whole or in part after the Effective Time shall survive the Effective Time.

Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b) and 7.2(c).

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, VA 23226

Attention:        Bruce V. Thomas

Facsimile:        (804) 287-5683

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:        David K. Boston

Facsimile:        (212) 728-8111

and

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point Richmond, VA 23219

Attention:        Jeffrey M. Gill

Facsimile:        (804) 697-1339

If to Parent or Merger Sub:

Cenveo, Inc.

201 Broad Street, 6th Floor

One Canterbury Green

Stamford, CT 06901

Attention:        General Counsel

Facsimile:        (203) 595-3074

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention:        Kenneth A. Lefkowitz

Facsimile:        (212) 422-4726

Section 8.4. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(b) Except for the rights of the Company’s shareholders to receive the Merger Consideration on or after the Effective Time and the right of the Company, on behalf of its shareholders, to pursue damages in the event the Company shall terminate this Agreement pursuant to Section 7.1(f) following Parent’s and Merger Sub’s breach of any covenant or agreement contained in this Agreement and except for the provisions of Section 5.6 (Indemnification; Directors and Officers Insurance), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Merger Sub may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.6. Governing Law; Consent to Jurisdiction. This Agreement and the transactions contemplated hereby, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia that apply to Contracts made and performed entirely within such State. Each party hereto agrees that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the United States District Court for the Southern District of New York and any reviewing appellate court thereof. If the United States District Court for the Southern District of New York, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in state court in New York County, New York. Each party hereto consents to personal and subject matter jurisdiction and venue in such New York federal or state courts (as the case may be) and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.8. Enforcement of Agreement. The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that, in addition to all other available remedies, each party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 8.9. WAIVER OF JURY TRIAL. PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.11. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.13. No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 8.14. Undertaking by Parent. Parent shall cause Merger Sub to perform when due all of Merger Sub’s obligations under this Agreement.

Section 8.15. Definitions. For purposes of this Agreement,

(a) “Acquisition Proposal” means any proposal or offer from any Person other than Parent or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the shareholders of the Company generally) relating to: (i) any direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries that constitute 20% or more of the consolidated revenues, net income or assets of the Company or of 20% or more of any class of equity securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company; (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that, for purposes of Section 7.2(b)(iii)(B), (A) references to “20%” in clauses (i) or (ii) above shall be deemed to be references to “50%” and (B) clause (iii) above shall be limited to a transaction involving the Company, and in the case of a merger, reorganization, share exchange or consolidation shall be limited to a transaction as a result of which the Company’s shareholders immediately prior to the transaction do not hold at least a majority of the outstanding equity interests of the surviving or resulting company immediately after the transaction.

(b) “Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(d) “Company Contracts” means each of the following, whether or not set forth in the Company Disclosure Schedule: (i) each Contract of the type described in this Section 3.16(a) hereof; (ii) each Contract that constitutes an Employee Benefit Plan; and (iii) each Contract that the Company has filed, or is required to file, as an exhibit to a report with the SEC under Item 601 of Regulation S-K of the SEC and that remains in effect.

(e) “Company Stock Plans” means the Company’s 2005 Equity Incentive Plan, 1995 Equity Incentive Plan and 1991 Stock Option Plan.

(f) “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code.

(g) “Hazardous Substance” means: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any applicable Law.

(h) “Intellectual Property Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (v) all registrations of any of the foregoing and all applications therefor.

(i) “knowledge” means, with respect to the Company, the actual knowledge of the officers of the Company listed on Schedule 8.15(i) of the Company Disclosure Schedule.

(j) “Material Adverse Effect on the Company” means any change, effect, condition, factor or circumstance that is materially adverse to the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; provided, however, that, a “Material Adverse Effect on the Company” shall not be deemed to mean or include any such change, effect, condition, factor or circumstance to the extent arising as a result of: (i) general changes or developments in the industries in which the Company and its Subsidiaries operate, except, in each case, to the extent those changes or developments disproportionately impact (relative to similarly situated businesses) the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities, or changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iii) any act or omission by the Company taken with the prior written consent of Parent in contemplation of the Merger; (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (v) the announcement, execution, delivery or performance of this Agreement or the identity of Parent, including, without limitation, in any such case, the impact thereof on relationships with customers, suppliers or employees; or (vi) a change to the United States economy in general or global economic conditions that do not disproportionately affect the Company and its Subsidiaries.

(k) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that the Company or any ERISA Affiliate contributes, has an obligation to contribute or has any liability.

(l) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(m) “Preferred Stock Purchase Rights” means the rights issued by the Company pursuant to the Rights Agreement, as adjusted pursuant to the terms thereof.

(n) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(o) “Rights Agreement” means the Rights Agreement dated as of February 15, 1999, as amended, between the Company and First Union National Bank, as rights agent.

(p) “Subsidiaries” of any Person means any corporation or other form of legal entity (i) with respect to which such Person owns or controls, directly or indirectly through one or more of its Subsidiaries, an amount of the outstanding voting securities that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of its equity interests) or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority, including any corporation or other legal entity with respect to which such ownership, control, membership or authority is acquired after the date of this Agreement, but only with respect to such periods in which such ownership, control, membership or authority is in effect.

(q) “Superior Proposal” means an unsolicited (by the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Affiliates), bona fide,

written, fully-financed or reasonably capable of being fully-financed (which, for the purposes of this Agreement, means the receipt of a commitment letter from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions) proposal made by any Person other than Parent or any of its Subsidiaries to acquire all of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all of the properties and assets of the Company on terms and conditions that a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal, the form of consideration, the uncertainties associated with the valuation of any consideration other than cash and the risks associated with the form of consideration, any expense reimbursement provisions, any termination fees and the conditions associated with such proposal), is more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Parent for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.

(r) “Taxes” means supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

(s) “Tax Return” means a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

Section 8.16. Disclosure Schedules.

(a) The disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) and the disclosure schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement. The information contained in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall be deemed to be incorporated by reference in other applicable sections and subsections only if and to the extent the applicability of such information to such other sections and subsections is reasonably apparent on its face.

(b) The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

[The next page is the signature page.]

The parties hereto have executed this Agreement of Merger as of the date first written above.

CENVEO, INC.

By:	Robert G. Burton, Sr.
Name:	Robert G. Burton, Sr.
Title:	Chairman and Chief Executive Officer

MOUSE ACQUISITION CORP.

By:	Robert G. Burton, Sr.
Name:	Robert G. Burton, Sr.
Title:	Chairman and Chief Executive Officer

CADMUS COMMUNICATIONS CORPORATION

By:	/s/ Bruce V. Thomas
Name:	Bruce V. Thomas
Title:	President and Chief Executive Officer